Exhibit 99.1

Sun Hydraulics Sees Continued Growth Heading into 2014, Announces Shared Distribution

SARASOTA, FLA, March 3, 2014 - Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the fourth quarter and year-end 2013 and the Board of Directors announced a $5.7 million shared distribution and $0.09 per share quarterly dividend.

(in millions except net income per share)
	December 28, 2013	December 29, 2012	Increase
Twelve Months Ended
Net sales	$205.3	$204.4	—%
Net income	$38.0	$37.4	2%
Net income per share:
Basic	$1.45	$1.44	1%
Diluted	$1.45	$1.44	1%
Three Months Ended
Net sales	$49.1	$43.2	13%
Net income	$8.3	$6.7	25%
Net income per share:
Basic	$0.32	$0.26	23%
Diluted	$0.32	$0.26	23%

“Sales were strong in the fourth quarter with growth in all geographic markets,” said Allen Carlson, Sun Hydraulics’ president and CEO. “Operationally, we maintained healthy margins throughout the year. Our performance led the Board, for the fourth consecutive year, to declare a shared distribution.”

“In 2013, we experienced a strong second half,” Carlson added. “That momentum gives a good start heading into 2014, with robust business conditions in all geographic markets. Also encouraging, economic indicators are positive. The U.S. PMI, released this morning, bounced back from its reading in January. This bodes well for our business and the capital goods industry in 2014.”

“This week, Sun is exhibiting at the International Fluid Power Exposition in Las Vegas,” Carlson continued. “We are introducing several new products at the show. These new products expand our addressable markets, make us more competitive, and enhance our integrated package capabilities. Sun remains focused on product development and delivering high quality products to the marketplace to drive growth.”

Shared Distribution

The 2013 shared distribution totals approximately $5.7 million. It consists of a contribution to employees equal to 10% of wages, most of which will be paid into retirement plans in the form of Sun Hydraulics stock, and a $0.09 per share cash dividend to be paid to all shareholders. The shared distribution dividend is payable on March 31, 2014, to shareholders of record as of March 15, 2014.

First Quarter Dividend
Sun’s Board also announced a $0.09 per share quarterly cash dividend on its common stock. The dividend is payable on April 15, 2014, to shareholders of record as of March 31, 2014.
Outlook
First quarter 2014 revenues are expected to be approximately $55 million, up approximately 8% from the first quarter of 2013. Earnings per share are estimated to be $0.41 to $0.43 compared to $0.37 in the same period a year ago.

Webcast
Sun Hydraulics Corporation will broadcast its 2013 fourth quarter and year-end financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, March 4, 2014. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A
If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-359-3624 and using 2015316 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com , and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com , which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com .
FORWARD-LOOKING INFORMATION
Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 28, 2013, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 28, 2013. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three months ended
	December 28, 2013	December 29, 2012
Net sales	$49,050	$43,237
Cost of sales	29,608	27,249
Gross profit	19,442	15,988
Selling, engineering and administrative expenses	7,039	6,502
Operating income	12,403	9,486
Interest (income) expense, net	(258)	(328)
Foreign currency transaction (gain) loss, net	41	(41)
Miscellaneous (income) expense, net	(87)	199
Income before income taxes	12,707	9,656
Income tax provision	4,364	2,963
Net income	$8,343	$6,693
Basic net income per common share	$0.32	$0.26
Weighted average basic shares outstanding	26,336	26,068
Diluted net income per common share	$0.32	$0.26
Weighted average diluted shares outstanding	26,336	26,078
Dividends declared per share	$0.090	$1.090

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	For the year ended
	December 28, 2013	December 29, 2012
Net sales	$205,267	$204,367
Cost of sales	122,306	123,795
Gross profit	82,961	80,572
Selling, engineering and administrative expenses	26,790	26,163
Operating income	56,171	54,409
Interest (income) expense, net	(967)	(1,368)
Foreign currency transaction (gain) loss, net	(27)	(116)
Miscellaneous (income) expense, net	(7)	40
Income before income taxes	57,172	55,853
Income tax provision	19,188	18,455
Net income	$37,984	$37,398
Basic net income per common share	$1.45	$1.44
Weighted average basic shares outstanding	26,206	25,944
Diluted net income per common share	$1.45	$1.44
Weighted average diluted shares outstanding	26,206	25,971
Dividends declared per share	$0.450	$1.480

SUN HYDRAULICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 28, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$54,912	$34,478
Restricted cash	334	329
Accounts receivable, net of allowance for doubtful accounts of $117 and $124	16,984	13,754
Inventories	13,853	12,559
Income taxes receivable	954	728
Deferred income taxes	474	248
Short-term investments	38,729	37,700
Other current assets	2,816	2,649
Total current assets	129,056	102,445
Property, plant and equipment, net	75,731	64,672
Goodwill	5,221	4,472
Other assets	3,470	3,532
Total assets	$213,478	$175,121
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,630	$4,606
Accrued expenses and other liabilities	7,016	7,641
Income taxes payable	—	—
Dividends payable	2,372	—
Total current liabilities	14,018	12,247
Deferred income taxes	7,747	7,230
Other noncurrent liabilities	285	371
Total liabilities	22,050	19,848
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	—	—
Common stock, 40,000,000 shares authorized, par value $0.001, 26,352,692 and 26,094,580 shares outstanding	26	26
Capital in excess of par value	65,391	57,402
Retained earnings	123,420	97,242
Accumulated other comprehensive income (loss)	2,591	603
Total shareholders’ equity	191,428	155,273
Total liabilities and shareholders’ equity	$213,478	$175,121

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Twelve months ended
	December 28, 2013	December 29, 2012
Cash flows from operating activities:
Net income	$37,984	$37,398
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,227	7,186
(Gain)Loss on disposal of assets	462	193
Gain on investment in business	(528)	—
Stock-based compensation expense	3,047	2,333
Deferred director and phantom stock unit expense (income)	70	20
Stock compensation income tax benefit	(303)	(88)
Allowance for doubtful accounts	(7)	26
Provision for slow moving inventory	—	112
Provision for deferred income taxes	291	325
(Increase) decrease in, net of acquisition:
Accounts receivable	(3,210)	1,903
Inventories	(1,226)	268
Income taxes receivable	77	(520)
Other current assets	(167)	(650)
Other assets	383	240
Increase (decrease) in, net of acquisition:
Accounts payable	24	(742)
Accrued expenses and other liabilities	3,155	4,547
Other noncurrent liabilities	(156)	(353)
Net cash provided by operating activities	47,123	52,198
Cash flows from investing activities:
Proceeds from sale of joint venture		—
Investment in business, net of cash acquired	(923)	(1,140)
Capital expenditures	(17,935)	(13,359)
Proceeds from dispositions of equipment	230	56
Purchases of short-term investments	(28,356)	(40,495)
Proceeds from sale of short-term investments	26,764	32,912
Net cash used in investing activities	(20,220)	(22,026)
Cash flows from financing activities:
Repayment of debt	—	(169)
Proceeds from exercise of stock options	—	—
Stock compensation income tax benefit	303	88
Proceeds from stock issued	859	700
Dividends to shareholders	(9,435)	(40,900)
Change in restricted cash	(5)	(272)
Net cash used in financing activities	(8,278)	(40,553)
Effect of exchange rate changes on cash and cash equivalents	1,809	2,025
Net increase (decrease) in cash and cash equivalents	20,434	(8,356)
Cash and cash equivalents, beginning of period	34,478	42,834
Cash and cash equivalents, end of period	$54,912	$34,478

Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$19,123	$18,739
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$3,486	$4,407
Common stock issued for deferred director’s compensation through other noncurrent liabilities	$294	$930
Unrealized gain (loss) on available for sale securities	$(22)	$326

Contact:
Dennis Tichio
Investor Relations
941-362-1200
Tricia Fulton
Chief Financial Officer
941-362-1200